TECHNOLOGY
MANAGEMENT
& STAFFING	Alternative Resources Corporation 600 Hart Road Suite 300 Barrington, IL 60010

CONTACT:
Steven Purcell
Chief Financial Officer
(847) 381-6701, Ext. 4251

        FOR IMMEDIATE RELEASE

ALTERNATIVE RESOURCES CORPORATION ANNOUNCES
THE APPOINTMENT OF GEORGE W. WATTS AS
PRESIDENT AND CHIEF EXECUITVE OFFICER

        BARRINGTON, IL, July 1, 2002—Alternative Resources Corporation (ARC) (OTC BB: ALRC) ARC today announced the appointment of George W. Watts as President and Chief Executive Officer. Mr. Watts was also appointed to the Board of Directors.

        Mr. Watts has significant experience in sales, business-to-business outsourcing, turnarounds, corporate change and strategic business development. Prior to joining ARC, Mr. Watts was President and Chief Executive Officer of Ranger Partners Group, an affiliate of Ranger Aerospace providing strategic consulting and business development services. Additionally, Mr. Watts worked with the company shortly after its inception and for five years helping to build its sales and management team.

        Mr. Watts holds a Doctoral Degree in Psychology from the College of William and Mary and BS and MS degrees in Psychology from James Madison University.

        Mr. Charles W. Sweet, Chairman of the Board of ARC commented that, "We are excited about having George join ARC. His experience and background in sales, sales management and motivation, coupled with his knowledge of ARC, will allow the company to fully exploit its potential."

        George Watts commented that "ARC is widely recognized as a high quality outsourcing partner for information technology solutions in numerous industries. The company is well poised for growth and expansion. With continued focus on our customer's needs we will be well prepared to capitalize on the anticipated economic rebound".

About ARC

        ARC is a leading provider of information technology management and staffing services. The company has developed a significant, high quality business in the IT staffing industry with an emphasis on Help Desk, Desktop Support and Technology Deployment Service offerings. The company also has a consulting practice that supports those service offerings. The company operates through 41 field offices and with approximately 80 personnel in field sales, supported by 55 recruiters and its unique organization of over 50 client support managers. The company serves Fortune 1000 and mid-sized clients throughout the US and Canada.

        Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements that involve a number of risks and uncertainties that could cause actual future results to differ materially from those anticipated in the forward looking statements, including, but not limited to attract and retain qualified technology professionals, to initiate and develop client relationships, to identify and respond to trends in information technology, to gain market acceptance of service offerings, to complete cost reductions and competitive influences as well as other risks described from time to time in the company's filings with the Securities and Exchange Commission. Although the company has used its best efforts to be accurate in making those forward-looking statements, there can be no assurance that the assumptions made by management will materialize. In addition, the information set forth in the company's Form 10-K for the fiscal year ended December 31, 2001, describes certain additional risks and uncertainties that could cause actual results to vary materially from the future results covered in such forward-looking statements. The company undertakes no obligation to publicly revise or update the forward looking statements to reflect new information, subsequent events or otherwise. The above statements are based exclusively on current expectations and do not include the potential impact of any business combinations or divestitures that may be completed after the date of this release.